EXHIBIT 7. SELECTED RATIOS’ CALCULATION	INDEX	Dec-2003	Dec-2004	Dec-2005	Dec-2006	Dec-2007
		(In Ps million )
Net Interest Income	(1)	1,057,305	1,217,365	2,049,810	1,767,503	2,808,318
Total Interest Earning Assets	(2)	11,466,269	13,905,061	25,244,735	28,532,355	36,968,704
Total Average Assets	(3)	13,800,781	15,971,743	28,711,558	32,437,287	43,194,922
Total Average Shareholders’ Equity	(4)	1,507,480	1,800,275	3,006,580	3,392,142	4,160,130
Operating Expenses	(5)	850,768	912,421	1,654,805	1,871,000	2,271,712
Net Income	(6)	469,384	578,678	946,881	749,529	1,086,923
Total Assets	(7)	15,176,129	17,479,129	30,803,517	34,488,696	52,151,649
Net Operating, Income	(8)	1,572,630	1,791,818	3,012,087	2,906,597	4,285,552
Total Shareholders’ Equity	(9)	1,689,379	2,090,723	3,377,290	3,646,612	5,199,270
Loans	(10)	8,029,668	10,035,239	18,626,252	24,645,574	37,702,624
Non-Performing Loans	(11)	76,182	88,451	275,864	334,488	666,368
Allowance for Loans and Accrued Interest Losses	(12)	392,433	438,981	714,537	845,827	1,490,454
Loans Classified as “C”, “D” y “E”	(13)	396,098	386,882	629,040	626,255	1,170,099
Technical Capital	(14)	1,427,881	1,779,022	2,563,303	3,414,312	5,908,317
Risk Weighted Assets included Market Risk	(15)	10,916,521	13,240,657	23,457,768	30,885,195	46,628,036

SELECTED RATIOS:
Colombian GAAP:
Profitability Ratios:
Net Interest Margin	(1) / (2)	9.22%	8.75%	8.12%	6.19%	7.60%
Return on Average Total Assets	(6) / (3)	3.40%	3.62%	3.30%	2.31%	2.52%
Return on Average Shareholders’ Equity	(6) / (4)	31.14%	32.14%	31.49%	22.10%	26.13%

Efficiency Ratio:
Operating Expenses as a Percentage of Interest, Fees Services and Other Operating Income	(5) / (8)	54.10%	50.92%	54.94%	64.37%	53.01%

EXHIBIT 7. SELECTED RATIOS’ CALCULATION	INDEX	Dec-2003	Dec-2004	Dec-2005	Dec-2006	Dec-2007
Capital Ratios:
Period-end Shareholders’ Equity as a Percentage of Period-end Total Assets	(9) / (7)	11.13%	11.96%	10.96%	10.57%	9.97%
Period-end Regulatory Capital as a Percentage of Period-end Risk-Weighted Assets	(14) / (15)	13.08%	13.44%	10.93%	11.05%	12.67%

Credit Quality Data:
Non-Performing Loans as a Percentage of Total Loans	(11) / (10)	0.95%	0.88%	1.48%	1.36%	1.77%
“C”, “D” and “E” Loans as a Percentage of Total Loans	(13) / (10)	4.93%	3.86%	3.38%	2.54%	3.10%
Allowance for Loan and Accrued Interest Losses as a Percentage of Non-Performing Loans	(12) / (11)	515.13%	496.30%	259.02%	252.87%	223.67%
Allowance for Loan and Accrued Interest Losses as a Percentage of “C”, “D” and “E” Loans	(12) / (13)	99.07%	113.47%	113.59%	135.06%	127.38%
Allowance for Loan and Accrued Interest Losses as a Percentage of Total Loans	(12) / (10)	4.89%	4.37%	3.84%	3.43%	3.95%